 EX‑34.1

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Report of Independent Registered Public Accounting Firm

To the Board of Directors and shareholders of CoreLogic, Inc.:

We have examinedmanagement's assertion, includedin the accompanying Report on Assessment of Compliance, that CoreLogic Commercial Real Estate Services, Inc. (the "Company"), an indirect subsidiary of CoreLogic, Inc. complied with the servicingcriteria set forth in Item 1122(d) of the Securities and Exchange Commission's Regulation AB for all loans for commercialmortgage loan outsourcing customers for which the Company servedas the commercial tax serviceprovider (the "Platform"), as of December 31, 2014 and for the year then ended, only including 1122(d)(1)(iv), 1122(d)(2)(ii), 1122(d)(2)(v), 1122(d)(2)(vi), 1122(d)(2)(vii), 1122(d)(4)(xi), 1122(d)(4)(xii) and 1122(d)(4)(xiii), which the Companyhas determined are applicable to the servicing activities performed by it with respect to the Platform. Management is responsible for the Company's compliance with the servicingcriteria. Our responsibility is to express an opinion on management's assertion based on our examination.

Our examination was conducted in accordance with attestation standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company'scompliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of selected servicing activities related to the Platform, and determining whetherthe Company performed those selected activities in compliance with the applicable servicing criteria. Our procedures were limited to the selected servicingactivities performed by the Companyduring the period covered by this report. Our procedures were not designed to detect noncompliance arising from errors that may have occurred prior to or subsequent to our tests that may have affectedthe balances or amounts calculatedor reported by the Company during the period covered by this report. We believe that our examination provides a reasonable basis for our opinion. Our examination does not providea legal determination on the Company's compliance with the servicing criteria.

In our opinion,management's assertion that the Companycomplied with the aforementioned applicable servicing criteriaas of and for the year ended December 31, 2014 for all loans for commercialmortgage loan outsourcing customers for which the Company served as the commercial tax service provideris fairly stated, in all material respects.

/s/ PricewaterhouseCoopers LLP

February 11, 2015

PricewaterhouseCoopers LLP, 2001 Ross Avenue, Suite 1800, Dallas, TX 75201-2997

T: (214) 999 1400, F: (214)754 7991, www.pwc.com/us